UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 21, 2011

DIRECT INSITE CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20660	11-2895590
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13450 West Sunrise Boulevard, Suite 510, Sunrise, Florida (Address of Principal Executive Offices)	33323 (Zip Code)

Registrant’s telephone number, including area code:  (631) 873-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2011, Direct Insite Corp. (the “Company”) appointed Sandra Wallace, 51, as its Vice President of Finance and Acting Chief Financial Officer.  Ms. Wallace replaces Michael Beecher, who resigned effective as of September 15, 2011.

Ms. Wallace founded SWallace Consulting, where she provided finance, accounting and technology management consulting services, including oversight of independent auditors and development of accounting and finance functions, for public and private companies from 2009 to September 2011.  From 2008 to 2009, Ms. Wallace served as Senior Vice President, Finance, and later as Senior Vice President, Corporate Operations, for Purple Beverage Company, Inc. (OTC: PPBV.PK), a publicly-traded beverage company, during its early stages.  From 1999 to 2008, Ms. Wallace was Vice President and Chief Financial Officer of Robinette Homes Signature Series, Inc., a South Florida real estate developer.  From 1997 to 1999, Ms. Wallace was Finance Director for Interim Services Inc., now SFN Group, Inc. (NYSE: SFN), and she  served as Controller for Brooke Group Ltd., now Vector Group Ltd. (NYSE: VGR), from 1993 to 1997.  Ms. Wallace spent the first seven years of her professional career with KPMG LLP.  She received a bachelor’s degree in business administration from the University of Minnesota and a master’s degree in accounting from Oklahoma State University.  Ms. Wallace is a Certified Public Accountant.

Pursuant to her employment arrangement, the Company will pay Ms. Wallace an annual base salary of $160,000.  Ms. Wallace will also be eligible for a discretionary bonus based on the achievement of specified performance goals.

There are no arrangements or understandings between Ms. Wallace and any other person pursuant to which she was selected as Vice President of Finance and Acting Chief Financial Officer. Ms. Wallace does not have any family relationship with any other director or executive officer of the Company.  The Company is not aware of any transaction involving Ms. Wallace requiring disclosure under Item 404(a) of Regulation S−K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Direct Insite Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIRECT INSITE CORP.

/s/ Matthew E. Oakes
Matthew E. Oakes
Chief Executive Officer

Dated: September 22, 2011